Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement is entered into as of April 1, 2020, with respect to an employment start date of April 1, 2020 (the “Effective Date”), by and between Stoneridge, Inc. (the “Company”) and James Zizelman (the “Executive”).

NOW, THEREFORE, in consideration of the mutual promises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1.	Employment.
A.The Company agrees to employ the Executive as its President of Control Devices, and the Executive accepts such employment for the Term (as defined in Section 2 below), subject to the terms and conditions set forth below. Executive shall report to the Chief Executive Officer of the Company.
B.During the Term, the Executive shall devote Executive’s full working time, attention, and energy to Executive’s employment and to the affairs of the Company, its subsidiaries and divisions, and perform faithfully and diligently Executive’s duties hereunder and such duties as are customarily performed by presidents of business divisions, together with such other duties as may be reasonably requested from time to time by the Company’s Chief Executive Officer and/or the Board of Directors of the Company (the “Board”).  The Executive agrees to comply with and be bound by the Company’s Code of Conduct, operational policies, procedures, and practices from time to time in effect during the Term.  The Company agrees that during the Term, Executive may retain his position on two (2) advisory boards: Lunewave and MicroEra Power.  Executive agrees that Executive’s connection with these advisory boards will not interfere with his ability to perform the employment requirements under this Employment Agreement.
C.The Company agrees to permit Executive to work out of his home office in Florida, but Executive shall generally travel to the Company’s headquarters and to the Company’s other locations, in accordance with the needs of the Company.
2.Term.The term of Executive’s employment and the term of this Employment Agreement (the “Term”) shall commence as of the Effective Date and shall continue until June 30, 2021, subject to the termination and notice requirements described in Section 4 below.
3.	Compensation and Benefits.
A.The Company shall pay to the Executive a base salary payable in accordance with the Company’s usual pay practices in the amount of Three Hundred Eighty Thousand dollars ($380,000.00) per annum.
B.Beginning with the Company’s 2020 fiscal year, the Executive shall be eligible to participate in the Company’s Annual Incentive Plan (the “AIP”) in effect at the time at the target level approved by the Compensation Committee of the Board (the “Committee”), or in accordance with a formula or other bonus plan established by the Committee for such fiscal year. The Company shall pay to the Executive any bonus compensation earned by Executive under the AIP at or around March 15 following the end of each fiscal year. For the Company’s 2020 fiscal years, Executive’s target bonus will be 75% of annual base salary.  In the event the Executive’s employment is terminated by the Company without “Cause,” the Executive shall be eligible for bonus compensation, if any, prorated on a per diem basis for the partial fiscal year. If the Executive’s employment is terminated for any other reason prior to the expiration of the Term, the Executive shall not be entitled to be paid any bonus compensation under the AIP.
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C.The Company shall provide to Executive a Sign-On Bonus of Two Hundred Fifty Thousand dollars ($250,000), subject to statutory payroll deductions, in a lump sum, as soon as is practicable after the successful completion of six (6) months of employment.
D.The Company shall provide to Executive an End-of-Assignment Bonus of Two Hundred Fifty Thousand dollars ($250,000), subject to statutory payroll deductions, in a lump sum, as soon as is practicable after the successful completion of the Term.
E.The Executive shall be eligible to participate in the Company’s health, welfare, and retirement benefits, if any, for himself, his spouse and eligible dependents, as offered to the Company’s executive officers, per the terms of the various Company plans.
F.The Executive shall be entitled to participate in all retirement and other benefit plans, including 401(k) plans, of the Company generally available from time to time to employees of the Company and for which the Executive qualifies under the terms thereof.
G.The Executive shall be entitled to such vacation with pay during each year of his employment hereunder consistent with the policies of the Company, but in no event less than four (4) weeks in any such calendar year (pro-rated as necessary for partial calendar years during the Term); provided, however, that the vacation days taken do not interfere with the operations of the Company. Such vacation may be taken, in the Executive’s discretion, at such time or times as are not inconsistent with the reasonable business needs of the Company. Unused vacation time shall not be carried over to another year. The Executive shall not be entitled to any compensation in lieu of vacation in the event that the Executive, for whatever reason, including termination of employment, fails to take such vacation during any year of Executive’s employment hereunder. The Executive shall also be entitled to all paid holidays given by the Company to its executive officers.
H.The Company shall reimburse the Executive for expenses reasonably and necessarily incurred by the Executive in connection with the Company’s business. The Executive shall furnish such documentation with respect to reimbursement to be paid hereunder as the Company shall reasonably request.
4.	Termination of Employment.This Employment Agreement shall be terminated prior to the expiration of the Term only under the following circumstances:
A.Termination by the Company for Cause. The Company may terminate this Employment Agreement and Executive’s employment for Cause at any time and without notice. For purposes of this Employment Agreement, termination for “Cause” shall result from the Executive’s: (1) misappropriation of funds from the Company; (2) conviction for a felony; (3) commission of a crime or act or series of acts involving moral turpitude; (4) commission of an act or series of acts of dishonesty; (5) breach of any material term of this Employment Agreement; (6) willful and repeated failure to perform the duties associated with the Executive’s position, which failure has not been cured within thirty (30) days after the Company gives notice thereof to the Executive; or (7) failure to cooperate with any Company investigation or with any investigation, inquiry, hearing or similar proceedings by any governmental authority having jurisdiction over the Executive or the Company. In the event of termination by the Company for Cause, the Executive shall only be entitled to payment of Executive’s unpaid base salary through the date of termination.

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B.Termination by the Company without Cause. The Company may terminate this Employment Agreement and Executive’s employment without Cause prior to the expiration of the Term at any time upon providing the Executive sixty (60) days’ prior written notice or by providing Executive his full base salary for sixty (60) days in lieu of notice.
C.Termination by Executive. The Executive may terminate this Employment Agreement and Executive’s employment prior to the expiration of the Term at any time upon providing the Company ninety (90) days’ prior written notice.
D.Section 409A Compliance. To the extent the payments and benefits to be made or provided to Executive upon a termination of employment are “non-qualified deferred compensation” within the meaning of Code Section 409A, then they may only be made upon a “separation from service” of the Executive, within the meaning of Code Section 409A and for purposes of Section 409A, (i) each payment made under this Employment Agreement shall be treated as a separate payment; (ii) the Executive (his/her spouse or beneficiary) may not, directly or indirectly, designate the calendar year of payment; and (iii) except as provided by Section 409A, no acceleration of the time and form of payment of any nonqualified deferred compensation to the Executive or any portion thereof, shall be permitted. All compensation, including nonqualified deferred compensation with the meaning of Section 409A, payable pursuant to the terms of this Employment Agreement or otherwise, shall be subject to all applicable tax withholdings. In the event Executive is a “specified employee” under Code Section 409A, the payments under this Employment Agreement and related benefits, to the extent required, will be delayed in accordance with Code Section 409A(2).
5.Covenants, Non-Competition, Non-Solicitation, and Confidential Information.
A.Covenants.  Employee acknowledges that he is subject to the following covenants for one (1) year from the date his employment with the Company ends (for any reason):
1)Employee shall not, directly or indirectly, own, manage, control, or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor, or otherwise with, any other corporation, partnership, proprietorship, firm, association or other business entity (i) that has material operations which are engaged in any business activity competitive with the business of the Company or (ii) engaged in the business of designing and/or manufacturing of engineered electrical and electronic components, modules, and systems for the automotive, medium- and heavy-duty truck, agricultural and off-highway vehicle markets.  Employee and the Company acknowledge that the ownership of not more than one percent (1%) of any class of publicly traded securities of any entity shall not be deemed a violation of this covenant.
2)Without prior written consent of Company, on Employee’s behalf or on behalf of any person or entity, directly or indirectly, hire or solicit the employment of any employee who has been employed by the Company or its subsidiaries or affiliates at any time during the six (6) months immediately preceding such date of hiring or solicitation.
B.Executive agrees not to use, disclose or make accessible to any other person, firm, partnership, corporation or any other entity any Confidential Information (as defined below) pertaining to the business of the Company or any entity controlling, controlled by or under common control with the Company (each an “Affiliate”) except (i) while employed by the Company in the business of and for the benefit of the Company or its Affiliates or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company or its Affiliates, or by any administrative body or legislative body with jurisdiction to order the Company or its Affiliates to divulge, disclose or make accessible such information. For purposes of this Employment

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Agreement, “Confidential Information” shall mean non-public information concerning the Company’s financial data, statistical data, strategic business plans, product development (or other proprietary product data), customer and supplier lists, customer and supplier information, pricing data, information relating to governmental relations, discoveries, practices, processes, methods, trade secrets, developments, marketing plans and other non-public, proprietary and confidential information of the Company or its Affiliates, that, in any case, is not otherwise generally available to the public and has not been disclosed by the Company, or its Affiliates, as the case may be, to others not subject to confidentiality agreements. In the event the Executive’s employment is terminated hereunder for any reason, the Executive immediately shall return to the Company all Confidential Information in Executive’s possession.
C.The Executive agrees and understands that the remedy at law for any breach by Executive of this Section 5 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that, upon adequate proof of the Executive’s violation of any legally enforceable provision of this Section 5, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing in this Section 5 shall be deemed to limit the Company’s remedies at law or in equity for any breach by the Executive of any of the provisions of this Section 5 which may be pursued or availed of by the Company.
D.The Executive and the Company agree that the covenants of non-competition and non-solicitation are reasonable covenants under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power, and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended.
6.	Miscellaneous.
A.The Executive represents and warrants that Executive is not a party to any agreement, contract or understanding, whether employment or otherwise, which would restrict or prohibit Executive from undertaking or performing employment in accordance with the terms and conditions of this Employment Agreement.
B.The provisions of this Employment Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction nevertheless shall be binding and enforceable.
C.The rights and obligations of the Company under this Employment Agreement shall inure to the benefit of, and shall be binding on, the Company and its successors and assigns. “Successors and assigns” shall mean, in the case of the Company, any successor pursuant to a merger, consolidation, or sale, or other transfer of all or substantially all of the assets or common shares of the Company.
D.All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered personally or sent by facsimile transmission, overnight courier, or certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission (provided that a confirmation copy is sent by overnight courier), one day after deposit with an overnight courier, or if mailed, five (5) days after the date of deposit in the United States mails, as follows:

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To the Company:To Executive:

Stoneridge, Inc.James Zizelman

39675 MacKenzie Drive, Suite 40018640 Cypress Haven Drive

Novi, Michigan 48377Fort Myers, Florida 33908

Telephone (248) 489-9300Telephone (585) 507-7186

Fax (248) 489-3970

Attn: Chief Executive Officer

With copy to:

Susan Benedict

Chief Human Resources Officer

39675 MacKenzie Drive, Suite 400

Novi, Michigan 48377

Telephone (248) 489-9300

Fax (248) 489-3970

E.The failure of either party to enforce any provision or provisions of this Employment Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Employment Agreement.
F.This Employment Agreement supersedes all prior agreements and understandings between the parties and may not be modified or terminated orally. No modification, termination or attempted waiver shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.
G.This Employment Agreement shall not be assignable or otherwise transferable by Executive. The Company shall have the right to assign this Employment Agreement to any successor which agrees to be bound by the terms hereof.
H.This Employment Agreement shall be governed by and construed according to the laws of the State of Michigan.
I.This Employment Agreement may be executed in one or more counterparts, which together shall constitute one agreement.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement on the dates set forth below.

STONERIDGE, INC.	EXECUTIVE
By: /s/ Jonathan B. DeGaynor Jonathan B. DeGaynor President and CEO	/s/ James Zizelman James Zizelman
April 1, 2020	April 1, 2020
Date	Date

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